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                                                                     Exhibit 4.4

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                       CROWN CASTLE INTERNATIONAL CORP.

                                   As Issuer

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                             SERIES A AND SERIES B

                                 $251,000,000

                    10 5/8% Senior Discount Notes due 2007

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                            SUPPLEMENTAL INDENTURE

                         Dated as of December 20, 1999

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Supplementing the Indenture dated as of November 25, 1997, between Crown Castle
International Corp., as Issuer, and United States Trust Company of New York, as
                                    Trustee

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                    UNITED STATES TRUST COMPANY OF NEW YORK

                                  As Trustee

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   SUPPLEMENTAL INDENTURE dated as of December 20, 1999, between Crown Castle
International Corp., a Delaware corporation (the "Company"), and United States Trust Company of New York (the "Trustee"), as Trustee under the Indenture referred to herein.

   WHEREAS the Company and the Trustee heretofore executed and delivered an Indenture dated as of November 25, 1997 (the "Indenture"), in respect of the Company's $251 million aggregate principal amount of 10 5/8% Series A Senior Discount Notes due 2007 and 10 5/8% Series B Senior Discount Notes due 2007 (collectively, the "Securities");

   WHEREAS Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding;

   WHEREAS the Company desires to amend certain provisions of the Indenture, as set forth in Article I hereof;

   WHEREAS the Holders of a majority in aggregate principal amount of the Securities outstanding have consented to the amendments effected by this Supplemental Indenture; and

   WHEREAS this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

   NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

                                   ARTICLE I

                                  Amendments

   SECTION 1.01. Amendment to Section 4.07. The first full paragraph following clause (c) of Section 4.07 (Restricted Payments) of the Indenture is hereby deleted in its entirety and replaced with the following:

      "The foregoing provisions shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture; (ii) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (or, in the case of an Investment, a sale within the previous 12 months) (other than to a Subsidiary of the Company) of, any Equity Interests of the Company (other than any Disqualified Stock); provided that such net cash proceeds are not used to incur new Indebtedness pursuant to clause (x) in Section 4.09; and provided further that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the designation of CTSH as an Unrestricted Subsidiary immediately following the Roll-Up; or (v) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis.".

   SECTION 1.02. Amendments to Section 4.09. (a) Modification of the Leverage Test. The first paragraph of Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is hereby deleted in its entirety and replaced with the following:

      "The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired

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   Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Company may incur Indebtedness (including Acquired
   Debt) or issue shares of Disqualified Stock and the Company's Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock if, in each case, (i) no default shall have occurred and be continuing or would result as a consequence thereof and (ii) the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than 7.5 to 1.".

   (b) Modifications to the "Permitted Debt" Definition. (i) Modification of Formula for Credit Facilities Indebtedness. The first clause of the definition of "Permitted Debt" contained in Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is hereby deleted in its entirety and replaced with the following:

      "(i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed (x) in the case of an incurrence on or before December 31, 2000, the greater of (I) $500.0 million or (II) an amount equal to the Adjusted Consolidated Cash Flow of the Company at the time of such incurrence multiplied by 8; (y) in the case of an incurrence during the period beginning on and including January 1, 2001 to and including December 31, 2001, an amount equal to the Adjusted Consolidated Cash Flow of the Company at the time of such incurrence multiplied by 7.5; and (z) in the case of an incurrence after December 31, 2001, an amount equal to the Adjusted Consolidated Cash Flow of the Company at the time of such incurrence multiplied by 6.5;".

      (ii) Modification of Acquired Debt Basket. The ninth clause of the definition of "Permitted Debt" contained in Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is hereby deleted in its entirety and replaced with the following:

          "(ix) the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by the Company's Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, the acquisition by the Company or one of its Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (ix), as a result of such acquisition by the Company or one of its Restricted Subsidiaries, the Company's Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of the Company for which internal financial statements are available, would have been less than the Company's Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such incurrence;".

   SECTION 1.03. Amendment to Section 4.17. The following sentence is hereby added to the end of Section 4.17 (Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries) of the Indenture:

      "Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with (x) the formation or capitalization of a Restricted Subsidiary or (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.".

   SECTION 1.04. Trustee's Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

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                                  ARTICLE II

                                 Miscellaneous

   SECTION 2.01. Interpretation. Upon execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture will control. The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Securities. In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

   SECTION 2.02. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

   SECTION 2.03. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

   SECTION 2.04. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

   SECTION 2.05. Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

   SECTION 2.06. Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

   SECTION 2.07. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

   SECTION 2.08. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

   SECTION 2.09. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

   SECTION 2.10. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

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   SECTION 2.11.  Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

   IN WITNESS WHEREOF, each party hereto has caused this Supplemental Indenture to be signed by its officer thereunto duly authorized as of the date first written above.

                                              CROWN CASTLE INTERNATIONAL CORP.,

                                              by  -----------------------------
                                                  Name: W. Benjamin Moreland
                                                  Title: Senior Vice President
                                                    and Treasurer

                                              UNITED STATES TRUST COMPANY OF
                                                NEW YORK, as Trustee,

                                              by  -----------------------------
                                                  Name:
                                                  Title: